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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Brian Carney                     Investor Relations:
         Executive Vice President, CFO    Don Tomoff
         Jo-Ann Stores, Inc               Vice President, Finance
         330-656-2600                     Jo-Ann Stores, Inc.
         http://www.joann.com             330-463-6815


                    JO-ANN STORES ANNOUNCES NEW BOARD MEMBER

HUDSON, OH, August 18, 2003 -- (NYSE: JAS.A and JAS.B) The Board of Directors of Jo-Ann Stores, Inc. announced today that Tracey T. Travis, Senior Vice-President, Finance for Limited Brands, Inc., was elected to the Board on August 14, 2003.

Travis has been with Limited since 2001. Prior to her current position she was the Vice President, Finance and Chief Financial Officer for Intimate Brands, Inc. Previously she served as the Chief Financial Officer of the Beverage Can Americas group of American National Can. Travis also spent 10 years with Pepsi in increasingly responsible positions, including a general managership of one of Pepsi's market units. She started her career at General Motors while earning an MBA in finance and operations management from Columbia University.

"Tracey brings a wealth of experience and expertise in financial matters from both retailing and consumer products perspectives. We are certain that Tracey will be a strong addition to our Board and we are excited to have her contribution as we execute our growth plans," said Alan Rosskamm, Chairman and Chief Executive Officer.

Jo-Ann Stores also announced that Betty Rosskamm and Alma Zimmerman, two of the founders of the company, resigned from the board and were elected to the newly created honorary position of Director Emeritus.

Veteran director Scott Cowen praised the women for their dedication in growing the company from one store in 1943 to over nine hundred stores today. "Alma and Betty have steadfastly provided leadership, innovation and unwavering commitment to our customers," said Cowen. "We are pleased to honor them in this way and will continue to seek their advice and counsel as the company grows."

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 826 Jo-Ann Fabrics and Crafts traditional stores and 83 Jo-Ann superstores.

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